Exhibit 10.1

April 14, 2016

Miriam Blech
1271 Avenue of the Americas, 16th Floor
New York, NY 10020

River Charitable Remainder Unitrust f/b/o Isaac Blech
1271 Avenue of the Americas, 16th Floor
New York, NY 10020

Re: Amendment to Prior Agreements

Ladies and Gentlemen:

As you know, root9B Technologies, Inc., a Delaware corporation (the “Company”), and each of Miriam Blech and River Charitable Remainder Unitrust f/b/o Isaac Blech (the “Investors”) have entered into a series of agreements which include: (i) an Exchange Agreement dated August 11, 2015 (the “Exchange Agreement”) whereby, among other things, the Company agreed to issue the Investors new warrants (the “Replacement Warrants”) with the condition that such warrants would not be exercised, and the shares of common stock underlying such warrants need not be reserved by the Company until such time as the Company’s stockholders agreed to increase the authorized capital stock of the Company, (ii) a letter agreement dated February 9, 2016 whereby, among other things, the Investors agreed to postpone certain dividends (the “Dividends”) relating to their Series C Preferred stock issued by the Company until such time as the Company’s stockholders agreed to increase the authorized capital stock of the Company (the “Dividend Agreement”) and (iii) a letter agreement dated March 10, 2016 whereby, among other things, the Investors agreed not to convert their Series C Preferred stock into shares of the Company’s common an further agreed that the Company need not reserve the shares of common stock underlying the shares of Series C Preferred stock until such time as the Company’s stockholders agreed to increase the authorized capital stock of the Company (the “Series C Preferred Agreement”).

By affixing your counter-signature to this letter agreement (the “Agreement”), you hereby agree to amend Section 4(e) of the Exchange Agreement and the terms of the Dividend Agreement and the Series C Preferred Agreement as follows: with respect to the covenant that the Company present a proposal at its annual stockholders meeting to increase the authorized capital stock of the Company, the parties agree that until the earlier of (i) five (5) business days after the Company holds its next annual or special meeting of its stockholders and (ii) December 31, 2016: (a) the Company shall not be required to reserve the authorized but unissued shares of common stock sufficient to permit the conversion of the then outstanding shares of Series C Preferred Stock pursuant to Section 7(c) of the Certificate of Designation of the Series C Preferred Stock or the shares of common stock underlying the Replacement Warrants; (b) the Investors shall not convert their shares of Series C Preferred Stock into shares of the Company’s common stock; and (c) the Investors agree to delay the payment of the Dividend. In addition, the Investors agree to amend Section 4.4 of the Replacement Warrant to reflect that upon the earlier of five (5) business days after the Company holds its next annual or special meeting of its stockholders and December 31, 2016, the Company shall submit a proposal to its stockholders to increase the authorized capital stock of the Company to no less than such number of shares of common stock as will permit the exercise of all of the Replacement Warrants.

As provided herein, this Agreement constitutes an amendment of each of the Exchange Agreement, the Dividend Agreement, the Series C Preferred Agreement and the Replacement Warrants.

Except for the amended terms set forth in this Agreement, the terms of the Exchange Agreement, Dividend Agreement, Series C Preferred Agreement and the Replacement Warrant shall remain in full force and effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and performed in such state, without regard to principles of conflicts of law. If you are in agreement with the terms of this Agreement, please countersign this Agreement where indicated below.

Very truly yours,

ROOT9B TECHNOLOGIES, INC.,
		By:	/s/ Brian King
Name: Brian King Title: Chief Operating Officer

AGREED TO:
/s/ Miriam Blech	4/2/16
Miriam Blech	Date

/s/ Isaac Blech	4/2/16
Isaac Blech, Trustee	Date